EXHIBIT 99.1

Galaxy Gaming Reports Q1 2021 and Financial Results

LAS VEGAS, May 17, 2021 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming operators, announced today its financial results for the quarter ended March 31, 2021.

Financial Highlights

Q1 2021 vs. Q1 2020

•	Revenue decreased 4.7% to $4,283K
•	Adjusted EBITDA increased 12.8% to $1,692K1
•	Net income of $89K vs. net income of $117K

Balance Sheet Changes (vs. December 31, 2020)

•	Cash increased 1.5% to $6,081K
•	Total long-term liabilities (gross) decreased $569K to $51,483K
•	Stockholders’ deficit decreased to $(24,460)K

Executive Comments

“The COVID pandemic continued to affect our business in Q1,” stated Todd Cravens, Galaxy’s President and CEO. “Casinos in the UK, our largest brick-and-mortar market, were shuttered for the entire quarter, and we continued to see capacity limitations in other important markets. However, as was the case in Q4 2020, our iGaming business made up most of the difference. iGaming went live in Michigan in February, and volumes were very strong. We expect additional increases in activity when our live dealer clients open up there. In addition to iGaming, new installations of our games and progressives in new markets continue to add to the top line.”

Cravens added, “I am happy to see progress in Q1, and am looking forward to getting all our customers up and going, as well as bringing new clients into the Galaxy.”

“Despite the continued effects of COVID, we managed to make modest headway in Q1,” said Harry Hagerty, the Company’s CFO. “While revenue was slightly down versus Q1 of 2020, Adjusted EBITDA was up and we had positive cash flow. We are hopeful that COVID-related closures and limitations continue to recede through the remainder of 2021, allowing us to have normalized results in both the brick-and-mortar and online channels in 2022.”

1 See the related 10-Q for a reconciliation of Net Income to Adjusted EBITDA.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

Non-GAAP Financial Information

Adjusted EBITDA includes adjustments to net income to exclude interest, income taxes, depreciation, amortization, share based compensation, foreign currency exchange loss, change in estimated fair value of interest rate swap liability and severance and other expenses related to litigation. Adjusted EBITDA is not a measure of performance defined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). However, adjusted EBITDA is used by management to evaluate our operating performance. Management believes that disclosure of the Adjusted EBITDA metric offers investors, regulators and other stakeholders a view of our operations in the same manner management evaluates our performance. When combined with U.S. GAAP results, management believes Adjusted EBITDA provides a comprehensive understanding of our financial results. Adjusted EBITDA should not be considered as an alternative to net income or to net cash provided by operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating our performance.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative games, bonusing systems, and technology solutions to physical and online casinos worldwide. Galaxy Gaming offers games that are proven to perform developed by gaming experts and backed by the highest level of customer support. Through its subsidiary, Progressive Games Partners, Galaxy Gaming is the world’s leading licensor of proprietary table games to the online gaming industry. Connect with Galaxy Gaming on Facebook, YouTube, Instagram, and Twitter.

Contact:

Media:	Phylicia Middleton (702) 936-5216
Investors:	Harry Hagerty (702) 938-1740